Exhibit 99.3

STOCK OPTION PLAN

FOR

NOVOPHARM EMPLOYEES

STOCK OPTION PLAN FOR NOVOPHARM EMPLOYEES

1. PURPOSE OF THE PLAN

The purpose of the Plan is to promote the long term success of the Corporation and Teva by providing financial incentives to Employees. The Plan is designed to encourage Employees to acquire a proprietary interest in Teva, to provide them with additional incentive to further the growth and development of the Corporation and Teva and to encourage them to remain in the employment of the Corporation. The Plan is also designed to assist the Corporation and Teva in attracting individuals with experience and ability.

2. DEFINITIONS

For purposes of the Plan, the terms contained in this Section shall have the following meanings.

“ADSs” shall mean American Depositary Shares, each representing one Share, as adjusted, converted or otherwise changed as contemplated by Section 8, if applicable.

“ADR” means an American Depositary Receipt evidencing an ADS.

“Affiliated Companies” shall have the meaning ascribed to the term “affiliated body corporate” in Subsection 2(2) of the OBCA.

“Affiliated Entities” shall mean (a) Affiliated Companies and (b) such other companies, partnerships, trusts, joint ventures, or other legal entities in which Teva directly or indirectly has an investment or participates, as the Corporation may determine for the purposes of any of the provisions of the Plan.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Cause” shall mean, in connection with an Optionee’s termination of active services, just cause under applicable law; provided that, for all purposes of the Plan, if, at the time of such termination of active services, the Optionee is party to an employment, severance, retention or similar agreement with the Corporation or any Affiliated Entity thereof that contains a definition of the term “cause” or similar term, such term shall have the meaning, if any, assigned thereto in such agreement.

“Corporation” shall mean Novopharm Limited and respective successors, and any reference in the Plan to action by the Corporation means action by or under the authority of the Board of Directors or any person or committee that has been designated for the purpose by the Board of Directors.

“Effective Date” shall mean the date as of which a Grant of Options shall take effect and the date as of which any determination made by the Corporation or Teva in connection with any such Grant in accordance with Section 5 hereof shall take effect, provided that the Effective Date shall not be a date prior to the date that Teva or the Corporation on behalf of Teva determines a Grant of Options shall be made and, unless otherwise specified by Teva or the Corporation, the Effective Date will be the date Teva or the Corporation on behalf of Teva determines a Grant of Options shall be made.

“Employee” shall mean any employee of the Corporation or its Affiliated Entities.

“Grant” shall mean the number of Options granted to an Employee on a particular Effective Date in accordance with Section 5 hereof.

“Market Value” of an ADS shall mean the quoted closing price of the ADSs on the NASDAQ on the relevant day in United States dollars. If on the relevant day there is no trading in the ADSs on the NASDAQ, then the Market Value of an ADS covered by an Option shall be the quoted closing price of the ADSs on the NASDAQ on the first day immediately preceding the relevant day for which there was trading in the ADSs. The Market Value of an ADS shall be rounded up to the nearest whole U.S. cent.

“NASDAQ” shall mean the National Association of Securities Dealers Automated Quotation System.

“OBCA” shall mean the Business Corporations Act (Ontario), S.O. 1990, c.B-16, as amended.

“Option” shall mean an option, granted pursuant to Section 5 hereof, to purchase an ADS.

“Optionee” shall mean an individual to whom a Grant has been made by Teva or the Corporation on behalf of Teva pursuant to Section 5 hereof.

“Option Period” shall mean the period commencing on the Effective Date of a Grant and ending no later than 5:00 p.m. (Toronto time) on the day that is the day immediately prior to the seventh anniversary of such Effective Date.

“Plan” shall mean this Stock Option Plan for Novopharm Employees and, except as may otherwise be determined by Teva, as may be amended by the Board of Directors from time to time.

“Retirement” shall mean retirement in accordance with the provisions of any pension or retirement plan of the Corporation or of any of its Affiliated Entities covering the Optionee, retirement pursuant to a special pension arrangement entered into by the Corporation or any of its Affiliated Entities and an Optionee and applicable in lieu of, or in addition to, any pension or retirement plan of the Corporation or of any of its Affiliated Entities or, if the Optionee is not covered by such a plan and/or special pension arrangement, as determined by the Corporation in its sole discretion.

“Shares” shall mean the ordinary shares of Teva and “Share” shall mean one ordinary share of Teva of par value of New Israeli Shekels 0.1, in each such case, as adjusted, converted or otherwise changed as contemplated by Section 8, if applicable.

“Subscription Price” of an ADS shall mean the price payable by an Optionee to purchase one ADS (or a Share in the circumstances contemplated by Section 7 hereof) on the exercise of an Option, which shall not be less than 100 percent of the Market Value of an ADS on the Effective Date of the Grant of the Option covering such ADS.

“Teva” shall mean Teva Pharmaceutical Industries Ltd. or its successors.

3. ADMINISTRATION

Teva hereby authorizes the Corporation, on behalf of Teva, to issue or grant Options and administer the Plan in accordance with its terms. The Corporation shall have full and complete discretionary authority to interpret the Plan and to prescribe such rules and regulations and make all determinations necessary or desirable for the administration of the Plan. Any such interpretation, rule, regulation, determination or other act of the Corporation shall, except as otherwise determined by Teva, be conclusively binding upon Teva and all other persons.

No member of the Board of Directors or of the board of directors of Teva or any officer or employee of the Corporation or Teva shall be liable for any action or determination made in good faith pursuant to the Plan. To the full extent permitted by law, the Corporation shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Board of Directors.

The Corporation may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to such committee, person or persons as it may determine, from time to time, on terms and conditions as it may determine. The Corporation may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it.

4. ADSs SUBJECT TO THE PLAN

The maximum aggregate number of ADSs with respect to which Grants may be made under the Plan shall not exceed the amount set out in Schedule A as amended from time to time, subject to any adjustments provided for in Section 8 hereof.

Subject to Section 7 hereof and the due exercise of Options in accordance with the provisions of the Plan, Teva shall use commercially reasonable efforts to arrange for the issuance to the Optionees or to the trustee or administrator (if such an administrator is appointed pursuant to Section 3 above), as applicable, of such number of ADRs evidencing ADSs issuable upon exercise of the Options.

5. GRANTS

Subject to the provisions of the Plan, the board or directors of Teva or the Board of Directors, on behalf of Teva, shall from time to time determine the Employees to whom Grants are to be made based on such factors as the Corporation may deem relevant. At such time, the board of directors of Teva or the Board of Directors on behalf of Teva shall also:

(a)	determine, in connection with each Grant, the Effective Date thereof and the number of Options to be granted; and

(b)	determine any other terms and conditions of all Options covered by any Grant provided that any such other terms and conditions shall not be inconsistent with the terms and conditions that must be attached to the Options pursuant to Section 6.

6. TERMS AND CONDITIONS OF OPTIONS

The Options covered by a Grant shall be evidenced by an instrument in such form as the Corporation shall, except as otherwise determined by Teva, from time to time approve and which must be executed by an Optionee and returned to the Corporation on behalf of Teva as set out in the instrument, failing which, the Grant of Options to such Optionee shall not be effective provided that, unless the Board of Directors otherwise agrees, the Optionee shall have not less than thirty (30) calendar days from the date of issue of the instrument to sign and return the instrument to the Corporation. Each Option granted pursuant to the Plan shall be subject to the following additional terms and conditions:

(a)	Number of ADSs

Each such Option shall give the Optionee the right to purchase one ADS (or one Share in the circumstances contemplated by Section 7 hereof).

(b)	Subscription Price

The Subscription Price of each ADS covered by an Option shall be 100 percent of the Market Value of an ADS on the Effective Date of the Grant of the Option stated and payable in U.S. dollars.

(c)	Payment

The Subscription Price shall be payable on exercise of the Option in U.S. dollars unless the Corporation on behalf of Teva makes a determination otherwise, and may be paid in cash, or by wire transfer, certified cheque or bank draft or other method of payment acceptable to the Corporation, or any combination thereof. No ADS shall be issued and no ADR shall be issued to an Optionee unless the Subscription Price for such ADS has been paid in full to the Corporation on behalf of Teva.

(d)	Option Period

Subject to the satisfaction of any other conditions specified by the Corporation on behalf of Teva at the time the Grant is made, all or any part of the Options covered by a Grant shall be exercisable, from time to time, within the Option Period, except as provided in paragraphs (e), (f), (g), (h) and (i) of this Section.

(e)	Right to exercise

An Optionee shall be entitled to exercise (i) a maximum of one-third of the Options commencing on the second anniversary of the Grant thereof, (ii) an additional maximum of one-third of the Options commencing on the third anniversary of the Grant thereof, and (iii) all of the Options on or after the fourth anniversary of the Grant thereof. For greater certainty, none of the Options is exercisable before the second anniversary of the Grant thereof or after the expiration of the Option Period.

(f)	Right to exercise in the event of death or disability

In the event of death of an Optionee, including while in the service of the Corporation or any of its Affiliated Entities or after Retirement, the Optionee’s estate may only exercise the Options covered by any Grant to the Optionee to the extent such Options were exercisable on the day of the Optionee’s death, during the 24 month period following the day of the Optionee’s death but not in any such case after the expiration of the Option Period. The Optionee’s estate shall include only the executors or administrators of such estate or any person or persons who shall have acquired the right to exercise such Options directly from the Optionee by bequest or inheritance.

In the event of any disability which the Corporation is unable to accommodate (as determined by the Corporation in its sole discretion) which prevents an Optionee from continuing his or her service with the Corporation or its Affiliated Entities, as the case may be, for more than 12 months, the Optionee may only exercise the Options covered by any Grant to the Optionee, to the extent such Options were exercisable on the date the Optionee received written notice of the Corporation’s decision to deem the Optionee disabled, during the 24 month period following the date the Corporation provides such written notice to the Optionee, but not in any such case after the expiration of the Option Period.

(g)	Right to exercise in the event of Retirement

In the event of Retirement, the Optionee may only exercise the Options covered by any Grant to the extent such Options were exercisable on the Optionee’s date of Retirement during the 36 month period following the date of such Retirement but not in any such case after the expiration of the Option Period.

(h)	Right to exercise in the event of other terminations

(i)	In the event of an Optionee’s termination of active services for Cause, all Options covered by any Grant to the Optionee shall terminate and expire automatically upon such termination of active services.

(ii)	In the event of an Optionee’s termination of active services for any reason other than resignation, death, disability, Retirement or Cause, the Optionee may exercise the Options covered by any Grant to the extent such Options were exercisable during the 90 day period following the date of the Optionee’s termination of active services but not in any such case after the expiration of the Option Period. Unless otherwise determined by the Corporation, in its sole discretion, the period during which the Optionee may exercise such Options will not be extended beyond the 90-day period following the date of the Optionee’s termination of active services, regardless of whether or not the Optionee is entitled to notice of termination of employment pursuant to statute, an employment contract, the common law or an order of a court or tribunal.

(iii)	In the event of an Optionee’s termination of active services for reason of resignation, the Optionee may exercise the Options covered by any Grant, to the extent such Options were exercisable on the date of the Optionee’s termination of active services, during the 90-day period following the date of the Optionee’s termination of active services but not in any such case after the expiration of the Option Period. Unless otherwise determined by the Corporation, in its sole discretion, the period during which the Optionee may exercise such Options will not be extended beyond the 90-day period following the date of the Optionee’s termination of active services, regardless of whether or not the Optionee is entitled to notice of termination of employment pursuant to statute, an employment contract, the common law or an order of a court or tribunal.

(i)	Termination of Options

Notwithstanding the provisions of paragraph (e), (f), (g) or (h) of this Section 6, the Corporation may, in its sole discretion, unless otherwise determined by Teva, at or after the time a Grant of Options is made, (i) waive any requirement of continued service with the Corporation or any of its Affiliated Entities for such Options to become exercisable on or after an Optionee’s termination of active services; and/or (ii) extend the period following an Optionee’s termination of active services during which the Optionee may exercise such Options, provided that such period for exercise may not extend beyond the expiration of the Option Period. Following an Optionee’s termination of active services, resignation, Retirement, death or disability, any Options that are not exercised within the time periods prescribed in this paragraph 6 shall terminate and expire automatically upon the expiration of such prescribed time periods.

(j)	Notice of Exercise

Options shall be exercised by the Optionees providing written notice to the Corporation on behalf of Teva, to the attention of the Vice-President, Human Resources of the Corporation specifying and subscribing for the number of ADSs in respect of which the Options are being exercised accompanied by payment of the Subscription Price.

(k)	Non-Transferability

An Option shall be exercisable during the Optionee’s lifetime only by the Optionee or the Optionee’s legal guardian and shall not be assignable or transferable, otherwise than by will or the laws governing the devolution of property in the event of the Optionee’s death, unless otherwise determined by the Corporation or Teva subject to the requirements of any stock exchange or quotation system upon which Shares or the ADSs are listed or quoted.

(l)	Transfer of an Employee

The transfer of an Employee from the Corporation to an Affiliated Entity, from an Affiliated Entity to the Corporation, or from one Affiliated Entity to another Affiliated Entity, shall not be considered a termination of employment for the purposes of the Plan, nor shall it be considered a termination of employment if an Employee is placed on such other leave of absence which is considered by the Corporation as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the later of the date when the leave equals ninety days or the date when an Employee’s right to reemployment shall no longer be guaranteed either by law or by contract, except that in the event active employment is not renewed at the end of the leave of absence, the employment relationship shall be deemed to have ceased at the beginning of the leave of absence.

7. Delivery

Neither the Corporation nor Teva shall have any obligation or liability as a result of any delay in issuing ADSs evidenced by ADRs to Optionees or in the delivery thereof to Optionees. If for any reason including by reason of any action taken or not taken by Teva, ADSs are no longer available, Teva may satisfy its obligation to deliver to Optionees upon the due exercise of Options ADSs represented by ADRs, by delivering to such Optionees an equivalent number of Shares.

8. EFFECTS OF ALTERATION OF ADSs/SHARE CAPITAL

In the event:

(a)	a dividend shall be declared upon the Shares or other securities of Teva payable in ADSs or Shares or other securities of Teva (other than any cash dividend );

(b)	the outstanding ADSs or Shares shall be changed into or exchanged for a different number or kind of shares or other securities of Teva or of another corporation or entity, whether through an arrangement, plan of arrangement, amalgamation or other similar statutory procedure, or a share recapitalization, subdivision, consolidation or otherwise;

(c)	there shall be any change, other than those specified in paragraphs (a) and (b) of this Section, in the number or kind of outstanding ADSs or Shares or of any shares or other securities into which such ADSs or Shares shall have been changed or for which they shall have been exchanged; or

(d)	there shall be a distribution of assets or shares to shareholders of Teva out of the ordinary course of business,

then, if, unless otherwise determined by Teva, the Board of Directors shall in its sole discretion determine that an adjustment: (i) in the number of ADSs, Shares or kind of shares or other securities theretofore authorized for but not yet covered by Grants, (ii) in the number of ADSs, Shares or kind of shares or other securities then subject to outstanding Grants, (iii) of the Subscription Price applicable under any outstanding Grants, and/or (iv) such other adjustment as may be appropriate should be made, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes. Such adjustment shall be subject to requirements of any applicable law, rule, regulation, order or requirement including that of any stock exchange or quotation system on which the Shares or the ADSs may be listed or quoted.

No adjustment provided for in this Section shall require Teva to issue a fractional Share or ADS and the total adjustment with respect to each Option shall be limited accordingly.

9. AMENDMENT AND TERMINATION

From time to time the Board of Directors may, in addition to its powers under the Plan, and unless otherwise determined by Teva, add to or amend any of the provisions of the Plan or suspend or terminate the Plan; provided, however, that (i) any approvals required under any applicable law, rule, regulation order or requirement, including that of any stock exchange or quotation system on which the Shares or ADSs may be listed or quoted are obtained, and (ii) no such amendment, suspension or termination shall be made at any time which adversely affects the existing rights of an Optionee under the Plan without his or her consent in writing.

10. REGULATORY APPROVAL

Notwithstanding anything herein to the contrary, Teva shall not be obligated to cause to be issued any Options, Shares, ADSs or other securities or cause to be issued and delivered any certificates evidencing Options, Shares, ADSs or other securities to be delivered pursuant to the Plan, unless and until Teva is advised by its legal counsel that the issue of such Options, Shares, ADSs or other securities and the issuance and delivery of such certificates is in compliance with all applicable laws, rules, regulations, orders or requirements of governmental or regulatory authorities in Israel, Canada and the United States of America and the requirements of any stock exchange or quotation system upon which Shares or ADSs are listed or quoted.

Teva shall not in any event be obligated to take any action in order to cause the issuance of such Options, Shares, ADSs or other securities and the issuance and delivery of such certificates to comply with any such laws, rules, regulations, orders or requirements. Teva or the Corporation may require, as a condition of the issuance and delivery of such Options, Shares, ADSs, other securities or certificates and in order to ensure compliance with such laws, rules, regulations, orders and requirements, that the Optionee or, after his death, the Optionee’s estate, as described in Section 6(f) hereof, make such covenants, agreements and representations as Teva or the Corporation deems necessary or desirable.

11. NO ADDITIONAL RIGHTS

No employee shall have any claim or right to be granted Options, or additional Options, under the Plan, and the Grant of Options under the Plan shall not be construed as giving an Optionee any right to continue in the employment of the Corporation or any Affiliated Entity or affect the right of the Corporation or any Affiliated Entity to terminate the employment of any Optionee. Unless otherwise determined by the Corporation, in its sole discretion, neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment pursuant to statute, an employment contract, the common law or an order of a court or a tribunal, shall be considered as extending the period of employment for the purposes of the Plan.

12. MISCELLANEOUS PROVISIONS

An Optionee shall not have the right or be entitled to exercise any voting rights, receive dividends or have or be entitled to any other rights as a shareholder or other security holder in respect of ADSs, Shares or other securities subject to an Option unless and until the Subscription Price has been paid for in full and ADSs or Shares or other securities have been issued and certificates therefor or other evidence thereof have been issued to the Optionee. An Optionee entitled to ADSs, Shares or other securities as a result of the exercise of an Option shall not be deemed for any purpose to be, or have any such rights as a shareholder or security holder of Teva by virtue of such exercise, except to the extent an ADR, Share or other security certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such share certificate is issued.

The Corporation, Teva or any Affiliated Entity or any person acting on their behalf may withhold from any amount payable to an Optionee, either under this Plan or otherwise, such amount as may be necessary so as to ensure that the Corporation, Teva or the Affiliated Entity will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of an Optionee. The Corporation, Teva or any Affiliated Entity shall also have the right in its discretion to satisfy any such withholding tax liability by retaining or acquiring any ADSs, Shares or other securities, or retaining any amount payable, which would otherwise be issued, provided or paid to an Optionee hereunder. The Corporation, Teva or any Affiliated Entity may require an Optionee, as a condition of exercise of an Option, to pay or reimburse any taxes which are required to be withheld in connection with the exercise of such Option.

13. EFFECTIVE DATE AND TERM OF THE PLAN

The Plan, and any amendments to the Plan, shall become effective upon its or their adoption by the board of directors of Teva and subject to compliance with any applicable law, rule, regulation, order or requirement including that of any stock exchange or quotation system on which the Shares or ADSs are listed or quoted. If the Plan or any amendments to the Plan are not so approved, or any such law, rule, regulation, order or requirement is not complied with, the Plan or such amendments shall not be effective, and any and all actions taken prior thereto, including the making of any Grants subject to such approval being obtained or such compliance being effected, shall be null and void or shall, if necessary, be deemed to have been fully rescinded.

The Plan shall, unless otherwise determined by Teva, terminate on the date determined by the Board of Directors pursuant to Section 9 hereof and no Grants may become effective under the Plan after the date of termination, but such termination shall not affect any Grants which became effective pursuant to the Plan prior to such termination.

14. GOVERNMENT LAW

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario.

The Plan was originally adopted effective January 8, 2001.

Schedule “A”

Maximum number of ADSs with respect to which Grants may be made, subject to any adjustments provided for in Section 8.

- 1,366,300